                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to Registration Statement on Form S-3 and related Prospectus of Kaydon Corporation related to $200,000,000 aggregate principal amount of its 4.0% Contingent Convertible Senior Subordinated Notes due 2023 and to the incorporation by reference therein of our report dated January 31, 2003 (except with respect to the matter discussed in the second paragraph of Note 11, as to which the date is March 14, 2003), with respect to the consolidated financial statements and schedule of Kaydon Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


/S/ ERNST & YOUNG LLP
Detroit, Michigan
October 17, 2003